Exhibit 10.6
POTLATCH CORPORATION
AMENDED RESTRICTED STOCK UNIT AWARD NOTICE (DIRECTORS)
2014 LONG-TERM INCENTIVE PLAN
Potlatch Corporation, Inc., a Delaware corporation (the “Company”), has granted you an Award (the “Award”) of Restricted Stock Units pursuant to Section 7 of the 2014 Long-Term Incentive Plan, as amended from time to time (the “Plan”). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”), the Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Plan, which are attached or available as provided below and incorporated into the Award Notice in their entirety. Capitalized terms used herein without definition have the definitions set forth in the Plan. In connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among Rayonier Inc. (“Buyer”), Redwood Merger Sub, LLC and the Company, dated October 13, 2025 (the “Merger”), the Plan and the Award were assumed by Buyer as contemplated by the Merger Agreement, and, following such assumption, references to the Company and its shares of Common Stock in the Award Notice and Award Agreement shall refer instead to Buyer and its shares of common stock.

Participant:
Grant Date:
Settlement Date:	[	anniversary of Grant Date]
Number of Restricted Stock Units:
Vesting Schedule: Unless otherwise provided in the Award Agreement, the Award will vest with respect to the number of Restricted Stock Units on the Vesting Date indicated below, provided that you do not experience a Termination of Service prior to the Vesting Date:

	Vesting Date			Number of Restricted Stock Units Vesting
[		, 20	]
Deferral: As provided in the Award Agreement, if you elect to defer the issuance of shares of Common Stock under this Award as provided in Section 5 of the Award Agreement, such shares shall be issued as set forth in the deferral election form or agreement that you enter into with the Company.
Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice, the Award Agreement and the Plan. You further acknowledge that as of the Grant Date, the Award Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject. You also acknowledge that you have received and read the Potlatch Corporation Securities Law Compliance and Insider Trading Policy, a copy of which is attached to this Award Notice.

POTLATCH CORPORATION	PARTICIPANT
[Participant Name]
By:	Taxpayer ID:
Its:

Additional Documents:	Date:
1. Restricted Stock Unit Award Agreement
2. 2014 Long-Term Incentive Plan	Address:
3. Plan Summary
4. Securities Law Compliance and Insider Trading Policy

POTLATCH CORPORATION
AMENDED RESTRICTED STOCK UNIT AWARD AGREEMENT (DIRECTORS)
2014 LONG-TERM INCENTIVE PLAN
Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement (this “Award Agreement”), Potlatch Corporation, Inc., a Delaware corporation (the “Company”), has granted you an Award (the “Award”) of Restricted Stock Units pursuant to Section 7 of the 2014 Long-Term Incentive Plan, as amended from time to time (the “Plan”), for the number of Restricted Stock Units indicated in your Award Notice.
The details of the Award are as follows:
1.Definitions
In addition to the terms defined elsewhere in this Award Agreement, the following terms used in this Award Agreement shall have the meanings set forth in this Section 1. Capitalized terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.
(a)“Grant Date” means the date set forth in the Award Notice.
(b)“Settlement Date” has the meaning set forth in the Award Notice.
(c)“Shares” means the shares of Common Stock that you receive pursuant to settlement of this Award.
2.Vesting
(a)General
The Award will vest and become payable according to the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). One share of Common Stock will be issuable for each Restricted Stock Unit that vests and becomes payable. Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.” The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) and become payable in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Stock Units”). Except as otherwise provided in this Award Agreement, the Award will terminate and the Stock Units will be subject to forfeiture upon your Separation of Service as set forth in Section 2(b).
(b)Termination of Service - General
Except as otherwise provided in Sections 2(c), (d) and (e) below, upon your Termination of Service for any reason on or prior to the last day of the Vesting Schedule, any portion of the Award that has not vested will immediately terminate and all Unvested Units shall immediately be forfeited without payment of any further consideration to you.
(c)Termination of Service Due to Failure to Stand for Reelection at an Annual Stockholder Meeting
If your Termination of Service is due to your failure to stand for reelection at an annual stockholder meeting, and the Award provides for vesting in its entirety as of a single date, you will be entitled to Unvested Stock Units on the date they vested and are payable pursuant to the Vesting Schedule.
(d)Termination of Service Due to Death or Disability

If your Termination of Service is due to your death or Disability, and the Award provides for vesting in its entirety as of a single date, the Unvested Units shall become immediately vested in full and payable and you (or, in the case of your death, your designated beneficiary or representative) will be entitled to the Vested Stock Units.
(e)Merger
Upon the closing of the Merger, the Unvested Units shall become immediately vested in full and payable in accordance with Section 3(b) below.
3.Settlement of Awards
(a)General
Except as otherwise provided in this Award Agreement, as soon as practicable following the Settlement Date (but in any event within sixty (60) days following the Settlement Date) attributable to the Vested Units, the Company will settle any Vested Units by issuing to you one share of Common Stock for each Vested Unit and, as applicable, one share of Common Stock for each Vested Unit that corresponds to an accrued dividend equivalent. Any Vested Units payable to you (including Shares payable pursuant to Section 4 below) shall be paid solely in shares of Common Stock. Any fractional share will be rounded down to the closest whole share.
(b)Merger
The Company will settle any Unvested Units that become Vested Units pursuant to Section 2(e) above by issuing to you one share of Common Stock for each Vested Unit and, as applicable, one share of Common Stock for each Vested Unit that corresponds to an accrued dividend equivalent as soon as practicable (but in no event later than the 60th day) after the Unvested Units become Vested Units, provided that if this Award provides deferred compensation subject to Section 409A, the Vested Units will be settled at the same time and in the same form as the Vested Units would have been settled had the Merger not occurred.
(c)Deferral; Limitations
If you elect to defer issuance of shares of Common Stock under this Award as provided in Section 5, such shares shall be issued as set forth in the deferral election form or agreement that you enter into with the Company. Notwithstanding anything to the contrary in this Award Agreement, you shall not receive shares of Common Stock pursuant to this Award Agreement to the extent the settlement of the Award would result in a violation of the stock ownership limitations set forth in the Company’s Restated Certificate of Incorporation or would impair the Company’s status as a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.
4.Dividend Equivalents
This Award shall be credited with dividend equivalents for any dividends declared and paid with respect to the Common Stock after the Grant Date and before the date the Restricted Stock Units are settled pursuant to Section 3 above. Prior to the date the Restricted Stock Units are settled pursuant to Section 3 above (unless the Restricted Stock Units are forfeited), dividend equivalents shall be converted into additional Restricted Stock Units by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of shares equal to the number of Restricted Stock Units subject to this Award by (ii) the Fair Market Value per share of the Common Stock on the applicable dividend payment date. Such additional Restricted Stock Units shall be forfeited or vest and be settled in the same manner as the underlying Restricted Stock Units to which they relate.
5.Deferral
Subject to Section 16.5(a) of the Plan, you may elect to defer delivery of the shares of Common Stock that otherwise would be due by virtue of the satisfaction of the requirements for issuance of shares of Common Stock under this Award Agreement. The Committee shall, in its sole discretion, establish the rules and procedures for such deferral elections and payment deferrals.
6.Securities Law Compliance
You understand that the Company is under no obligation to register or qualify the Shares with any securities or other governmental authority and is not required to seek approval or clearance from any such authority for the issuance or sale of the Shares. You further understand that the Company has no obligation to you to maintain any registration of the Shares with the Securities Exchange Commission and has not represented to you that it will so maintain registration of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares.
7.Transfer Restrictions
Except as otherwise provided in this Award Agreement, neither the Award nor any right or privilege conferred by this Award Agreement shall be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any purpose) or transferred by you or made subject to attachment or similar proceedings, whether voluntarily or by operation of law, other than by will or by the applicable laws of descent and distribution. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred by this Award Agreement, contrary to the provisions of this Section 7, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred by this Award Agreement, the Award and the rights and privileges conferred by this Award Agreement shall immediately become null and void. Notwithstanding anything to the contrary in this Award Agreement, you may designate one or more beneficiaries on a Company-approved form who may receive payment under this Award after your death.
8.No Rights as Stockholder
You shall not be entitled to any cash dividends, voting, or other rights of a stockholder unless and until the date of issuance of the shares of Common Stock that are the subject to the Award.
9.Tax Withholding and Other Obligations
You are ultimately responsible for all taxes owed in connection with this Award, including any tax withholding obligations, regardless of any action the Company or any Related Company takes with respect to any such tax withholding obligations that arise in connection with this Award. As a condition to the issuance of shares of Common Stock pursuant to this Award, you agree to make arrangements satisfactory to the Company for the payment of the tax withholding obligations that arise upon receipt of the Shares or otherwise and any other obligations.
10.Independent Tax Advice
You acknowledge that determining the actual tax consequences to you of receiving this Award and Shares hereunder and deferring or disposing of shares of Common Stock may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving this Award and receiving or disposing of the Shares. Prior to executing the Award Notice, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of this Award and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

10.     Recovery of Compensation
By executing the Award Notice, you acknowledge and agree that, in accordance with Section 14 of the Plan, the Award shall be subject to any compensation recovery policies as may be adopted from time to time by the Company to comply with applicable law and/or stock exchange requirements, or otherwise, to the extent determined by the Committee in its discretion to be applicable to you.
11.General Provisions
(a)Compliance with Laws and Regulations
This Award Agreement is subject to Section 16.5 of the Plan.
(b)Undertaking
You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Stock Units pursuant to the express provisions of this Award Agreement.
(c)Successors and Assigns
The provisions of this Award Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Award Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
(d)Electronic Delivery and Participation
The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. By executing the Award Notice, you hereby consent to receive such documents by electronic delivery and, if requested, you agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(e)Interpretation; Choice of Law and Venue
The Award, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. By executing the Award Notice, you irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington. If there is any discrepancy between the terms and conditions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

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